Exhibit 15
                                                                  ----------

  Reading & Bates Corporation



        We are aware that Reading & Bates Corporation has incorporated by reference in its Registration Statements No. 33-44237, No. 33-50828 , No. 33-50565, 33-56029 and 33-62727 its Form 10-Q for the quarter ended September 30, 1996, which includes our report dated October 11, 1996 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.



  Arthur Andersen LLP

  Houston, Texas
  October 23, 1996